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                                                                      EXHIBIT VI

                             Mr. William R. Ziegler
                               c/o Parson & Brown
                           666 Third Avenue, 9th Floor
                            New York, New York 10017

                                                              April 25, 1997

Geokinetics Inc.
Marathon Oil Tower
5555 San Felipe, Suite 780
Houston, Texas  77056

Attention:  Jay D. Haber, President

Dear Mr. Haber:

         This letter is to confirm the understanding between Geokinetics Inc. ("GEOK") and me with respect to my involvement with the ongoing affairs of GEOK in connection with the $500,000 bridge loan financing provided to GEOK by me and certain other persons pursuant to the Securities Purchase Agreement of even date herewith among GEOK and the purchasers signatory thereto (the "Securities Purchase Agreement"). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Securities Purchase Agreement.

         The following provisions are to govern our relationship:

         1. Upon my request, GEOK and Jay D. Haber shall use their best efforts to cause me to be elected as a director of GEOK so long as I and/or any person or entity controlled by or affiliated with me shall hold at least 3% (on a fully diluted basis, including holdings of debt which may be converted into equity securities and warrants to purchase equity securities) of the equity securities of GEOK.

         2. I shall hold myself available to perform strategic planning and other consulting services to GEOK and its subsidiaries as determined from time to time by me and the President of GEOK (including, but not limited to, advice as to the financial structure of GEOK and its subsidiaries and the refinancing of the indebtedness of GEOK and its subsidiaries), such services to be rendered upon the request of the President of GEOK and at such times and for such periods as we shall mutually agree. In consideration for such services, GEOK and its subsidiaries hereby agree to pay to me a quarterly consulting fee
(the "Consulting Fee") equal to one half of 1% of the total investment made by me and the other purchasers of debt and equity securities of GEOK identified or introduced by me on or before July 31, 1997 that is outstanding as of the end of each quarter for the full quarter or pro rata portion thereof during the term hereof. Such total investment shall include (i) the principal amount of any senior notes issued pursuant to the






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Geokinetics Inc.                      -2-                        April 25, 19972

Securities Purchase Agreement, (ii) the purchase price of any shares of Common Stock of GEOK acquired pursuant to any exercise of Warrants issued pursuant to the Securities Purchase Agreement, (iii) the Conversion Price Per Share (as defined in the Senior Notes) of any shares of Common Stock of GEOK issued as PIK Stock Interest pursuant to the Senior Notes or upon conversion of the Senior Notes and (iv) and the purchase price of any securities of GEOK that may be purchased by me or any affiliate of mine or any investor identified by me on or before July 31, 1997, as part of any private placement of securities of GEOK. The Consulting Fee will be paid quarterly in arrears on the last business day of March, June, September and December, commencing on September 30, 1997.

         3. GEOK agrees to reimburse me for such reasonable out-of-pocket fees and expenses that may be incurred by me in connection with or arising out of the consulting services to be rendered by me hereunder, including, but not limited to, telephone, telex, courier services, accommodations, and travel and secretarial costs, and other similar costs (collectively, the "Expenses"). The Expenses shall be reimbursed to me within thirty days after presentation by me to GEOK of an invoice setting forth in reasonable detail the Expenses or such other evidence of same as reasonably may be requested by GEOK.

         4. The services to be rendered by me hereunder shall be rendered by me as an independent consultant and not an employee of GEOK or any of its subsidiaries.

         5. GEOK agrees to indemnify me and my heirs and personal representatives and my employees and each person, if any, who controls me within the meaning of Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (any and all of such persons are herein referred to as an "indemnified party"), from and against all losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an indemnified party, as incurred, in connection with the preparation for defense of any claim, action or proceeding, whether or not resulting in any liability), to which such indemnified party becomes subject under any applicable federal or state law or otherwise and arising out of the relationship created hereunder, including, without limitation, any such liability that is (i) caused by or arising out of any untrue statement or alleged untrue statement by GEOK of a material fact or the omission or the alleged omission by GEOK to state a material fact necessary in order to make the statements made by GEOK not misleading in light of the circumstances under which they were made, or (ii) caused by or arising out of any act or failure to act by GEOK, or (iii) caused by or arising out of my rendering the services pursuant to this consulting agreement; provided, however, that GEOK shall not be liable under clause (iii) of this paragraph for any losses, claims, damages or liabilities of any kind which result from or arise out of the bad faith, willful misconduct, recklessness or gross negligence of any indemnified party. The parties hereto acknowledge that such indemnification is in addition to and separate from any indemnification that may be available to me under the certificate of incorporation or by-laws of GEOK in the event that I become a director of GEOK.






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Geokinetics Inc.                      -3-                        April 25, 1997

         If any action or proceedings shall be brought or asserted against any indemnified party in respect of which indemnity is to be sought from GEOK, the indemnified party shall promptly notify GEOK in writing, and GEOK shall assume the defense thereof, including the employment of counsel and the payment of all expenses. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of the indemnified party. GEOK shall not be liable for any settlement of any action or proceeding effected without the written consent of GEOK, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, GEOK agrees to indemnify and hold harmless the indemnified party from and against any loss or liability by reason of any such settlement or judgment. Any obligations pursuant to the indemnification included in this paragraph and the preceding paragraph shall survive the termination or expiration of this consulting agreement.

         6. As additional compensation for the services to be provided by me as an independent, outside director of GEOK, GEOK shall grant to me non-qualified stock options to purchase an aggregate of 50,000 shares of Common Stock of GEOK, which stock options (i) shall not (A) be subject to any vesting requirements or other conditions or (B) expire on my ceasing to serve as a director of GEOK or a consultant hereunder, and (ii) shall (A) be freely transferable (subject to applicable federal and state securities laws), (B) have a five year exercise period, (C) have an exercise price of $0.75 and (D) otherwise be on such terms and conditions reasonably satisfactory to me.

         7. The initial term of my consulting arrangement shall be three years from the date hereof, at which time GEOK and I will review the continuation or expansion of the scope of and compensation under this consulting agreement.

         If the foregoing correctly sets forth your understanding and agreement as to the consulting arrangements between GEOK and me, please so indicate by signing and returning to me the enclosed duplicate of this letter.

                                             Sincerely,



                                            /s/ WILLIAM R. ZIEGLER
                                            -----------------------
                                            William R. Ziegler






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Geokinetics Inc.                      -4-                        April 25, 1997

The foregoing correctly sets forth our understanding as of the date of this letter.


GEOKINETICS INC.



By: /s/ THOMAS J. CONCANNON
    -----------------------------------
     Name:  Thomas J. Concannon
     Title: Vice President




The undersigned agrees and consents as to paragraph 1 of this letter.

/s/ JAY D. HABER
---------------------------------------
Jay D. Haber